UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 23, 2018

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-14174	Southern Company Gas (A Georgia Corporation) Ten Peachtree Place N.E. Atlanta, Georgia 30309 (404) 584-4000	58-2210952

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01.	Other Events.

On December 1, 2017, Atlanta Gas Light Company (“AGL”), a subsidiary of Southern Company Gas, filed its 2018 annual rate adjustment under the Georgia Rate Adjustment Mechanism with the Georgia Public Service Commission (“Georgia PSC”), which, if approved, would have increased base revenues by $22 million, effective June 1, 2018.   On February 23, 2018, AGL revised its filing to reflect the impacts of federal tax reform legislation enacted in December 2017.  The revised request replaces the $22 million rate increase with a $16 million rate reduction for customers in 2018. The revised request maintains the previously authorized earnings band based on a return on equity between 10.55% and 10.95% and proposes to increase the equity ratio by 3% to 54% to address the negative cash flow and credit metric impacts of the tax reform legislation. AGL also notified the Georgia PSC that it intends to seek a further equity ratio increase of 2% to 56% in its 2019 filing.
     The Georgia PSC is expected to rule on the revised request in the second quarter 2018.  The ultimate outcome of this matter cannot be determined at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2018	SOUTHERN COMPANY GAS

	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary